Exhibit 99.1


    Bogen Reports Second Quarter and First Half Financial Results; Domestic Segment Profits Approach 2002 Record Highs Despite Slow Sales


    RAMSEY, N.J.--(BUSINESS WIRE)--Aug. 8, 2003--Bogen Communications International, Inc., (Nasdaq: BOGN) ("Bogen") today announced results for the second quarter and first half ending June 30th, 2003.

    Sales

    Second quarter net sales declined 14.2% to $14,344,000 in 2003 from $16,712,000 in 2002. Separating the results into its Domestic (U.S.) and Foreign (European) segments, Bogen reported that:

    -- Domestic sales for the second quarter of 2003 were down 10.4% from the second quarter of 2002. The sales decline was most notable in the Engineered Systems and Pro Audio lines of businesses and to a lesser extent the Commercial Audio line. Telco sales for the second quarter of 2003 increased 8.0% compared to the same period last year. The second quarter sales decline nevertheless reflects an improvement from the first quarter's 14.3% decline versus the first quarter of 2002.

    -- Foreign second quarter 2003 sales in U.S. dollars declined 22.4% from the second quarter of 2002. In Euros, second quarter sales were down 36.6%. Corporate Voice Processing
        ("CVP") and Unified Messaging ("UMS") sales each declined from 2nd quarter 2002 revenues.

    First half 2003 net sales of $25,721,000 decreased 11.6% from the same period in 2002. Domestic segment sales of $18,602,000 were down 12.2% from $21,188,000 for the same period in 2002. For the Foreign segment, sales decreased 9.9% to $7,119,000 in 2003 versus $7,900,000 in 2002. In Euros, first half sales declined 26.2% from 2002 to 2003.

    Gross Margin

    The Company's consolidated gross margin in the second quarter of 2003 was down $1,411,000 compared to the same period in 2002. The Company's overall gross margin as a percentage of net sales was 48.0% in the second quarter of 2003, down from 49.7% in the second quarter of 2002. The Domestic segment climbed from 44.4% last year to 45.8% this year, reflecting improvements in Pro Audio margins and fluctuations in product sales mix. The Foreign segment dropped from 61.3% last year to 53.7% this year. The decline is primarily due to the greater absorption of fixed costs relative to changes in sales volume, as well as fluctuations in product sales mix.
    For the first half of 2003, consolidated gross margin as a percentage of net sales was 45.7%, down from last year's 47.2%. U.S. year-to-date margins at 43.7% were slightly higher than last year's 43.2%. European margins decreased from 58.0% to 50.9%, due in part to increased depreciation on fixed assets included in cost of goods sold and increases in inventory reserves.

    Operating & Other Expenses

    Consolidated operating expenses totaled $5,978,000 for the second quarter of 2003, a 1.1% decrease from last year's $6,044,000 in operating expenses. As a percentage of sales, operating expenses increased primarily due to the lower absorption of fixed costs relative to the decreased sales volume.

    -- Operating expenses in the U.S. segment totaled $3,483,000, or 33.9% of net sales, in the second quarter this year, versus $3,754,000, or 32.7% of net sales, in the same quarter of 2002.

    -- In the European segment, operating expenses were $2,495,000 in the second quarter of 2003, up from $2,290,000 for the same period in 2002. In Euros, second quarter operating expenses were down 10.4%, from EUR2,450,000 in 2002 to EUR2,196,000 in
        2003.

    For the first half of 2003, operating expenses were $12,074,000, a 2.7% increase from the $11,754,000 in the comparable period last year. U.S. segment operating expenses for the first half were $6,972,000, down 4.7% from last year's $7,316,000. For Europe, operating expenses totaled $5,102,000, a 15.0% increase from the $4,438,000 incurred in the first half of 2002. In Euros, operating expenses were EUR4,628,000 for the first six months of 2003, down almost 6% from the EUR4,917,000 in the same period in 2002.

    Income

    The Company's consolidated net income for the second quarter of 2003 was $587,000, or $0.11 per diluted share. In the same period in 2002, the Company had net income of $1,626,000 or $0.17 per diluted share.

    -- The Domestic segment posted an operating profit of $1,227,000 for 2003's second quarter, down from $1,340,000 in the same period last year. Income before income taxes and net income for 2003's second quarter were $1,225,000 and $733,000, respectively. The comparable numbers for the second quarter of 2002 were $1,409,000 and $798,000, respectively. Last year's quarterly results were record highs for the segment. The net income result for the current quarter is second only to last year's.

    -- The Foreign segment had an operating loss of $313,000 for the second quarter of 2003 versus operating income of $919,000 for the second quarter of 2002. The segment posted a 2003 loss of $314,000 pre-tax and $146,000 loss after tax. The comparable numbers for the same period of 2002 are profits of $1,027,000 and $828,000, respectively. In Euros, the segment had operating and pre-tax losses of EUR256,000 and EUR257,000, respectively, in the second quarter of 2003 compared to operating and pre-tax profits of EUR1,050,000 and EUR1,170,000, respectively, in the prior year's second quarter. The strengthening of the Euro versus the U.S. dollar from the second quarter of 2002 to the current quarter approximated 22% and has negatively impacted the European segment results on a U.S. dollar basis.

    The Company's consolidated results were a net loss of $264,000 for the first half of 2003 compared to net income of $1,343,000 for the same period in 2002.

    Comments by Jonathan Guss

    Bogen's Chief Executive Officer, Jonathan Guss, stated, "Our second quarter results reflect improved revenues both in Europe and the United States, versus the first quarter of the current year. The general economic slowdown specifically attributable to the lead-in to the war in Iraq appears to be behind us. And while Speech Design continues to be afflicted by the recession in the European Telecom sector, two significant Unified Messaging orders shipped in the quarter brought Carrier Systems back into profitability.
    "We believe that Bogen's balance sheet remains notably strong, and we expect the last of the borrowing we undertook as part of last year's self-tender be repaid by the end of the third quarter."

    Comments by Michael P. Fleischer

    "The U.S. operations have rebounded well in this quarter, achieving levels of profitability behind only the record setting second quarter we had last year," commented Bogen President Michael P. Fleischer.
    "Domestic revenues have generally trended up since the February trough, and continued work on profitability and efficiency, including in our Pro Audio line, have contributed. Our excellent cost structure and continuing improvement efforts are a bulwark in tough times. It is especially encouraging that we seem to be on the verge of making up for some of the revenue shortfall of the first quarter. We hope that the Telco sales number is an early indicator for the other lines. Watching from Ramsey, the U.S. economy today appears to be speeding up."

    About Bogen

    Bogen Communications International, Inc., based in Ramsey, New Jersey, and Germering, Germany, develops, manufactures, and markets telecommunications peripherals, sound processing equipment, and Unified Messaging products and services. Bogen's products are sold to commercial, industrial, professional and institutional customers worldwide.

    Conference Call

    Bogen's management also plans to host a conference call at 12:00 P.M. Eastern Time on Friday, August 8th, 2003, to discuss second quarter results. This conference call will be distributed over www.vcall.com. Listeners may also visit the Company's website: www.bogen.com at the Company Info section, to access the conference call. To listen to the live call, please go to either of these websites at least 15 minutes ahead of time to register, download, and install any necessary audio software. If you are unable to listen at that time, the conference call will be archived and can be accessed for approximately 30 days at the websites.

    Cautionary Factors that Could Affect Forward-Looking Statements

    Except for historical information contained herein, the statements made in this release constitute forward-looking statements that involve certain risks and uncertainties. Actual results may differ materially from these forward-looking statements. Among the factors that could cause actual results to differ materially are the following: competitive factors, including the fact that the Company's competitors are highly focused and may have greater resources and/or name recognition than the Company; continued stagnation in the U.S. and European economies; changes in technology and the Company's ability to develop or acquire new or improved products and/or modify and upgrade its existing products; changes in labor, equipment and capital costs; changes in access to suppliers and sub-contractors; currency fluctuations in the U.S. dollar and Euro; changes in United States and foreign regulations affecting the Company's business; future acquisitions or strategic partnerships; implementation or termination of strategic initiatives or transactions; availability of sufficient capital to finance potential acquisitions on terms satisfactory to the Company; general business and economic conditions; political instability in certain regions; employee turnover; issues relating to the Company's information technology infrastructure, stability, and performance; and other factors set forth in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, (the "Annual Report") and Form 10-Q for the quarter ended June 30, 2003, (the "Second Quarter Form 10-Q") including, without limitations, under the heading entitled "Risk Factors" contained in Item 7 of the Annual Report and Item 2 of the Second Quarter Form 10-Q, potential withdrawal liability under an employee benefit plan described in Item 2 of the Second Quarter Form 10-Q, and as otherwise described from time to time in the Company's reports filed with the Securities and Exchange Commission. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which are made pursuant to the Private Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


       BOGEN COMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF OPERATIONS
          (In Thousands of Dollars, Except Per Share Amounts)


                           Three Months Ended     Six Months Ended

                          June 30,    June 30,    June 30,    June 30,
                            2003        2002        2003        2002
                          --------    --------    --------    --------
                       (Unaudited) (Unaudited) (Unaudited) (Unaudited)

Net sales                 $14,344     $16,712     $25,721     $29,088

Gross profit                6,892       8,303      11,746      13,736

Income (loss) from
 operations                   914       2,259        (328)      1,982

Income (loss) before
 income taxes                 911       2,436        (302)      2,180

Net income (loss)             587       1,626        (264)      1,343

Net income (loss) per
 common share - Diluted   $  0.11     $  0.17     $ (0.05)    $  0.15




       BOGEN COMMUNICATIONS INTERNATIONAL, INC. AND SUBSIDIARIES
                      CONSOLIDATED BALANCE SHEETS
                       (In Thousands of Dollars)

                                               June 30,   December 31,
                                                 2003        2002
                                               --------   -----------
                                             (Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents                      $ 3,337       $ 5,379
Trade receivables                                6,985         5,787
Inventories                                     10,266        10,712
Other current assets                             4,216         4,255
                                               --------      --------
   TOTAL CURRENT ASSETS                         24,804        26,133

Equipment and leasehold improvements, net        2,975         3,152
Goodwill and intangible assets, net             16,016        16,178
Other assets                                     1,118           470
                                               --------      --------
   TOTAL ASSETS                                $44,913       $45,933
                                               ========      ========

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Other current liabilities                      $ 9,236       $10,980
Long-term liabilities                              367           379
Stockholder's equity                            35,310        34,574
                                               --------      --------

   TOTAL LIABILITIES AND STOCKHOLDERS'
    EQUITY                                     $44,913       $45,933
                                               ========      ========


    CONTACT: Bogen Communications International, Inc.
             Maureen A. Flotard, 201-934-8500
             www.bogen.com